Exhibit 10.1

TRANSITION SERVICES AGREEMENT

Between

SEARS HOLDINGS MANAGEMENT CORPORATION

And

LANDS’ END, INC.

                                 , 2014

ii

6.02	Vendor Agreements	14
6.03	Computer Access	14
6.04	Amendment; No Waiver	14
6.05	Assignment	15
6.06	Notices	15
6.07	Publicity	15
6.08	Survival	16
6.09	No Third Party Rights	16
6.10	Severability	16
6.11	Entire Agreement	16
6.12	Equitable Relief	16
6.13	Force Majeure	16
6.14	Fair Construction	17
6.15	No Agency	17
6.16	Construction and Interpretation	17
6.17	Condition Precedent to the Effectiveness of this Agreement	17
6.18	Dispute Resolution	17
6.19	Governing Law; Jurisdiction	18
6.20	Counterparts	20

Appendices

APPENDIX #1	Glossary

APPENDIX #2	Transition Services

APPENDIX #3	Effective Date

APPENDIX #4	Contact Persons

APPENDIX #5	Shared Agreements

iii

TRANSITION SERVICES AGREEMENT

                                 , 2014

This Transition Services Agreement (this “Agreement” or “TSA”) is between Sears Holdings Management Corporation, a Delaware corporation (“SHMC”), and Lands’ End, Inc., a Delaware corporation (“LE”). SHMC and LE each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.” Certain terms are defined where they are first used below, while others are defined in Appendix #1 (Glossary).

Terms and Conditions

For good and valuable consideration, the receipt of which SHMC and LE acknowledge, SHMC and LE agree as follows:

ARTICLE I.SERVICES

1.01 Transition Services to be Provided. During the Service Period SHMC will provide to LE the transition services described on Appendix #2 (Transition Services) to the extent not prohibited by Applicable Law (together, the “Services”). “Service Period” means the period commencing immediately following the “Effective Time” specified in the Separation and Distribution Agreement (the “Separation Agreement”) to be executed and delivered by LE and Sears Holdings Corporation (the date on which the Effective Time occurs, the “Effective Date”) and continuing until 5:00 p.m. (Central Time) on the last day of the 12th full calendar month following the Effective Date. This Agreement will expire at 11:59 p.m. (Central Time) on the last day of the Service Period, automatically and without notice. Neither party has rights to renew or extend the Service Period. The calendar day that becomes the Effective Date will be inserted on Appendix #3 (Effective Date) after the Effective Date has occurred. Except as expressly stated on Appendix #2 (Transition Services), in the event of any conflict or inconsistency between this Agreement and Appendix #2, this Agreement will control. Unless otherwise agreed in writing by the Parties, the Services to be provided by SHMC under this Agreement are limited to those expressly stated herein. This Agreement, and the Services, Fees and Expenses hereunder, may only be modified by a written amendment which must be signed by both parties to be effective. LE acknowledges that modifications to this Agreement will require certain internal approvals by SHMC and therefore absent a signed written amendment; LE will not rely (and any such reliance would be unreasonable) upon any proposed amendment or course of dealing by the parties. If either Party identifies a service that was previously provided by SHMC that is not described in included in Appendix #2, it will notify the other party’s Contact Person (as provided for in Section 1.12), and the parties will work together to Good Faith to determine whether they wish to have such service added to this Agreement; any such addition will require a written amendment signed by both parties to be effective. The parties will include in such an amendment, if they agree to execute one, a description of the service, the Fees (if any), and allocation of expenses (if any) for such Service.

1.02 Quantity and Nature of Service. Except as otherwise provided in this Agreement, there will be no change in the scope or level of, or use by, LE of Services during the Service Period (including changes requiring the hiring or training of additional employees by SHMC) without the mutual written agreement of the Parties and adjustments, if any, to the charges for such Services. However, SHMC may make changes from time to time in the manner of performing Services (including changes to its, its Affiliates’ and its Personnel’s systems without LE’s consent), whether the Services are provided by SHMC through its employees, through Vendors that are described on Appendix #2, or through shared contracts that are described in Appendix #5. Notwithstanding anything in this Agreement to the contrary, SHMC will not provide any legal services or legal advice to LE. LE is not entitled to rely on SHMC for legal advice or counsel, and any advisory communications given by SHMC to LE is not to be construed as legal advice. LE will not resell any Services, provide the Services to any joint-venture or non-wholly owned subsidiary, or otherwise use the Services in any way other than in connection with the conduct of LE’s business as it is operated on the day before the Effective Date.

1.03 Changes in the Services. If LE desires to make changes in this Agreement to provide for different or additional Services (each a “Service Change”) to be provided by SHMC, the parties shall comply with the following Service Change process:

(a) LE shall prepare a written proposal for the Service Change including a description of the services, deliverables, and schedule, in such detail as would be needed by an unaffiliated third party contractor to develop a competent price proposal for similar services. For special project work that is within the scope of services covered by an hourly or unit rate in Appendix #2, LE may use the hourly rate or unit rate stated in Appendix #2 in developing the proposal price.

(b) If SHMC is willing to consider the Service Change, SHMC will send to LE a response, including any changes to the services, deliverables, schedule and fees under this Agreement.

(c) All Service Change proposals and responses must be delivered by a Party’s Contact Person to the other Party’s Contact Person. If the Parties desire, each in their sole discretion, to move forward with the Service Change the Parties will negotiate a proposed amendment documenting the Service Change, after which each party will need to obtain all necessary internal approvals prior to signing the proposed amendment. In the absence of a signed amendment, the Parties must fulfill their obligations under this Agreement without regard to such proposed amendment.

1.04 Transition Plan. At least quarterly, and in the event of a Stockholding Change, at least monthly, throughout the Service Period, LE will provide SHMC with current information and reasonable assistance concerning LE’s plans for transitioning the performance of all Services to LE or its designees prior to the completion of the Service Period. SHMC will provide LE with such information as is reasonably necessary to assist LE with such transition.

1.05 Transition Services Shared Agreements. In addition to those activities described in Appendix #2, the Services include SHMC allowing LE to continue to procure products and services under written contracts described in Appendix #5 (the “Shared Agreements”); provided that LE’s continued use of each Shared Agreement is contingent upon the Vendor in such agreement not objecting to such continued use. Furthermore, notwithstanding any other provision in this Agreement, SHMC has no liability to LE or its Representatives in connection with or resulting from the Vendor’s actions (or failures to act) under any Shared Agreement.

(a) SHMC shall, upon LE’s written request, provide reasonable administrative assistance to LE as requested by LE from time to time to assist LE in placing orders, reconciling and paying invoices directly with the Vendor under the Shared Agreements; it is not expected that SHMC will serve as LE’s order clerk or billing clerk for day-to-day transactions under the Shared Agreements. LE’s right to use the Shared Agreements will continue until the earlier of the following occurs: a) the loss of LE’s right to continue being served under the Shared Agreement by operation of its terms (e.g., expiration or termination, changes in LE’s eligibility for service, etc.) or b) expiration of the Service Period (except as notated for extended service in Appendix #5). SHMC and its Affiliates are not restricted in any way from terminating any Shared Agreements, in whole or in part, for cause or for convenience, nor from allowing any Shared Agreement or any part thereof to expire, nor from exercising or forgoing the exercise of any option to extend or renew the term of any Shared Agreement or any part thereof, nor from deciding in its sole discretion whether to negotiate for extension, renewal, or changes to any Shared Agreement or any part thereof. However, SHMC and its Affiliates will not extend any Shared Agreement that commits LE to procure goods or services from the Vendor without LE’s prior approval. SHMC is not obligated to revive or replace any terminated or expired Shared Agreement or portion thereof.

(b) LE will perform as and when due, each and every one of the obligations set forth in each Shared Agreement applicable to SHMC, to the same extent as if LE (rather than SHMC or its Affiliates, as applicable) were the party to such Shared Agreement. Without limiting the foregoing, LE shall take such actions as directed by SHMC to fulfill its obligations under the Shared Agreements. LE represents and warrants to SHMC that (a) it has the power, capacity and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under the Shared Agreements, (b) the execution and delivery of this Agreement by it, and the performance by it of its obligations under this Agreement and the Shared Agreements does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which it or any of its affiliates is a party or by which any of them is bound, and (c) upon LE’s execution and delivery of this Agreement, this Agreement will be valid and binding on LE and enforceable in accordance with its terms.

1.06 Standard of Care. Except as otherwise set forth in this Agreement, SHMC does not assume any responsibility under this Agreement other than to render the Services in Good Faith and in compliance with all Applicable Laws, without willful misconduct or gross negligence. SHMC MAKES NO OTHER GUARANTEE, REPRESENTATION, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS, AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE

OF DEALING OR USAGE OF TRADE. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, SHMC WILL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PAST PRACTICE (INCLUDING PRIORITIZATION AMONG PROJECTS FOR SHMC, SHMC’S AFFILIATES, AND LE).

1.07 Responsibility For Errors; Delays. SHMC’s sole responsibility to LE for errors or omissions in Services caused by SHMC will be to furnish correct information, payment or adjustment in the Services, and if such errors or omissions are solely or primarily caused by SHMC, SHMC will promptly furnish such corrections at no additional cost or expense to LE if LE promptly advises SHMC of such error or omission.

1.08 Good Faith Cooperation; Alternatives. SHMC and LE will use Good Faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. If SHMC reasonably believes it is unable to provide any Service because of a failure to obtain Vendor consents or because of impracticability, SHMC will notify LE promptly after SHMC becomes aware of such fact and the Parties will cooperate to determine the best alternative approach. LE shall provide such reasonable advance notice and forecasts of Services as are requested by SHMC or its Vendor performing the Services from time to time.

1.09 Use of Third Parties. SHMC may use any Affiliate or any Vendor (including former Affiliates) to provide the Services, however SHMC will remain responsible at all times for the performance of Services by its Affiliate or any Vendor under this Agreement, except as stated in Section 1.06.

1.10 Assets of LE. During the Service Period, (i) SHMC and its Affiliates and Vendors may use, at no charge, all of the software and other assets, tangible and intangible, of LE (together, the “Assets”) to the extent necessary to perform the Services (but for no other purpose), and (ii) LE will consult with SHMC prior to upgrading or replacing any of the Assets that are necessary for SHMC to provide the Services.

1.11 Ownership of Data and Other Assets. Neither Party will acquire under this Agreement any right, title or interest in any Asset that is owned or licensed by the other. All data provided by or on behalf of a Party to the other Party for the purpose of providing the Services will remain the property of the providing Party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither Party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. All specifications, tapes, software, programs, services, manuals, materials, and documentation developed or provided by SHMC, its Affiliate or Vendor, and utilized in performing this Agreement, will be and remain the property of SHMC, its Affiliate or Vendor, as the case may be, and may not be sold, transferred, disseminated, or conveyed by LE to any other entity or used other than in performance of this Agreement without the express written permission of SHMC.

1.12 Contact Person. Each Party will appoint a contact person (each, a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of each Party is set forth on Appendix #4. Each Party will have the right at any time and from time to time to replace its Contact Person by written notice to the other Party.

1.13 Kmart Bridgehampton.

(a) UTC. This Section 1.13 shall be deemed a separate “Vendor Agreement” pursuant to the Universal Terms and Conditions (the “UTC” dated as of the Effective Date between LE and Sears, Roebuck and Co., a New York corporation (“Sears”), Kmart Corporation (“Kmart”), Sears Brands Management Holding Corporation. The UTC, including all documents incorporated into the UTC by reference, is incorporated into this Section 1.13 by reference and only applies to this Section 1.13. This Agreement will control over the UTC if the terms of this Agreement contradict or are inconsistent with the terms of the UTC. All capitalized terms used but not defined in this Section 1.13 will have the meaning ascribed to them in the UTC. SHMC is entering into this Section 1.13 as the agent of Kmart.

(b) Service Period. The Service Period for this Section 1.13 shall end on January 31, 2015.

(c) Supply of Products for Kmart Bridgehampton Store. LE will sell to Kmart, at LE’s cost (i.e., the amount LE pays its vendor for such Products), all of the “Products” that LE provides for the LE Shops (as that term is defined in that certain Retail Operations Agreement between LE and Sears) for sale in the Kmart Store located at 2044 Montauk Hwy, Bridgehampton, NY (the “Kmart Store”). All such Products shall be deemed “Merchandise” under the UTC. LE will be responsible for maintaining inventory levels consistent with the parties’ past practices and LE will be responsible for recommending the assortment of such Products; but Kmart is entitled to decide which Products it wants ordered on its behalf. The “F.O.B. Point” will be Kmart Store. Payment terms for Products shall be 60 days.

(d) Royalty Payment. Kmart shall pay LE a royalty of 4.5% of Net Sales of Products sold by Kmart during the prior month (the “Sales Royalty”). Kmart shall calculate the payments due under this Section on a monthly basis (the “Payment Period”) and shall report them within 10 business days of the end of the month and pay such royalties as part of the weekly reconciliation under Section 2.02 (Payments). Costs incurred by Kmart in the sale or distribution of the Products have no effect on the calculation of Gross Sales or Net Sales. “Net Sales” means Gross Sales less all returns of Products; with no other deductions of any kind (including deductions for cash discounts, freight discounts, advertising discounts or uncollectable amounts). “Gross Sales” means the total amount of sales of Products with no deductions of any kind (including deductions for bad debts or uncollectible accounts). Gross Sales does not include separately invoiced freight and insurance charges and separately stated sales or VAT taxes collected at the time of sale.

(e) LE Warranty. In addition to Kmart’ rights under the Agreement and the UTC, each Product will be covered by LE’s customer warranty (“LE Warranty”). The LE Warranty will be identical to the warranty LE provides to its other customers on such Products.

ARTICLE II.

CHARGES AND PAYMENTS FOR SERVICES

2.01 Compensation.

(a) Fees. As consideration for the provision of Services, LE will pay SHMC fees for the Services specified on Appendix #2 (the “Fees”), payable in equal installments in advance as provided on Appendix #2. Upon termination of an individual Service, LE will pay a pro rata portion of the applicable Fee specified on Appendix #2, calculated based on the portion of the individual Service actually performed, or expense actually incurred, through the date SHMC performs the Service. If the Fees include charges for Services performed by a Vendor and the Vendor’s fees increase during the Service Period, then SHMC may pass through the increased charges as an increase in the Fees.

(b) Expenses. In addition to the Fees, LE will reimburse SHMC for all reasonable out-of-pocket expenses actually incurred in its performance of the Services that are not included in the Fees (“Expenses”). To the extent reasonably practicable, SHMC will provide LE with notice of such Expenses prior to incurring them. If directed by SHMC, LE will pay directly any or all Vendors providing Services to or for the benefit of LE.

2.02 Payments. LE will pay Fees in accordance with Section 2.01(a). Unless otherwise mutually agreed in writing, all amounts payable under this Agreement will be reconciled weekly and the Parties will after netting amounts due under the other Ancillary Agreements make payment (to the Party who is owned the net amount) by electronic transfer of immediately available funds to a bank account designated by such Party from time to time. Monthly installments will be included the first week’s reconciliation of each month. All amounts remaining unpaid for more than 15 days after their respective due date(s) will accrue interest as set forth in Section 14.19 (Payment Terms) of the Separation Agreement until paid in full.

2.03 Taxes. Fees do not include applicable taxes. LE will be responsible for the payment of all taxes payable in connection with the Services including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among SHMC, its Affiliates, and Vendors, along with any related interest and penalties (“Transaction Taxes”). LE will reimburse SHMC for any deficiency relating to Transaction Taxes that are LE’s responsibility under this Agreement. Notwithstanding anything in this Section 2.03 to the contrary, each Party will be responsible for its own income and franchise taxes, employment taxes, and property taxes. The Parties will cooperate in Good Faith to minimize Transaction Taxes to the extent legally permissible. Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

ARTICLE III.

TERMINATION

3.01 Termination of an Individual Service for Convenience by LE. Subject to the next sentence, LE, upon 60 days’ prior written notice to SHMC, may reduce or terminate for LE’s convenience any individual Service at the end of a LE fiscal month. LE may not terminate an individual Service if the termination would adversely affect SHMC’s ability to perform another Service. If LE’s reduction or termination of a Service (including a Shared Agreement) results in charges to SHMC or its Affiliate during the Term of this Agreement by a Vendor (e.g., termination charges or loss of volume discounts), LE will reimburse SHMC for such charges.

3.02 Termination of the Agreement.

(a) Subject to the next sentence, LE or SHMC may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching Party, or in the event of an assignment with respect to which SHMC has not consented in accordance with Section 6.06 (Assignment). If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

(b) LE’s breach any of the Cross Default Agreements constitutes a breach by LE of this Agreement (which breach may only be cured, if at all, in accordance with the express provisions of the affected Cross Default Agreement). Furthermore, if LE wrongfully terminates a Cross Default Agreement or if LE’s breach of a Cross Default Agreement results in the SHC Entity counterparty terminating that agreement; then SHMC may also terminate this Agreement for cause. SHMC’s remedies under this Section 3.02 are in addition to and not in lieu of any and all other legal and equitable remedies available to SHMC upon LE’s breach of this Agreement.

3.03 Obligations on Termination. Upon termination of this Agreement LE will return to SHMC, as soon as reasonably practicable, all equipment or other property of SHMC, whether owned, leased, or licensed, and LE will pay all outstanding Fees for Services rendered and Expenses incurred through the date this Agreement is terminated in accordance with its terms.

3.04 Termination of an Individual Service by SHMC. If an Affiliate of SHMC that provides a Service is unwilling or unable to provide the Service and: (i) the Affiliate of SHMC does not provide a similar service to SHMC or its other Affiliates on terms that are comparable to the terms of this Agreement, and (ii) SHMC is unable to retain a replacement Vendor to provide the Service on terms that are comparable to the terms of this Agreement, SHMC, upon providing 90-days’ prior written notice to LE, may terminate the Service, but the termination of the Service will have no effect upon the provision of the other Services to LE. If an Affiliate or Vendor that provides a Service is unwilling or unable to allow LE to use the Service under the existing (or comparable) terms, and SHMC is unable to retain a replacement Vendor to provide the Service on terms that are comparable to the terms of this

Agreement, SHMC, upon providing 90-days’ prior written notice to LE, may terminate the Service, but the termination will have no effect upon the provision of the other Services to LE. If SHMC is unable to give LE 90-days’ prior written notice to LE due to a Vendor’s refusal to allow LE to use the Service for 90 days, then SHMC will provide as much notice as possible.

ARTICLE IV.

CONFIDENTIALITY

4.01 Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business, and (iii) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party (whether or not such information is marked “Confidential” or “Proprietary”). The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation C (the “CTR Information”), are Confidential Information.

4.02 Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement and subject to the next sentence, will not disclose any Confidential Information for three years from the date of receipt of the Confidential Information. Neither Party will disclose the CTR Information for a period of ten years from the date or receipt.

(a) Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (C) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

(b) Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its Affiliates and any of its and its Affiliates’ current or former Personnel.

(c) Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems and copies retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

4.03 Exceptions to Confidential Treatment. The obligations under this Section 4.03 do not apply to any Confidential Information that the Receiving Party can demonstrate (A) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (B) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (C) is or becomes available to any member of the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (D) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (E) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority and the Receiving Party has complied with Section 4.04 (Protective Arrangement) below, or (F) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 4.04 (Protective Arrangement) below.

4.04 Protective Arrangement. If the Receiving Party determines that the exceptions under Section 4.03(E) or Section 4.03(F) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

4.05 Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information.

ARTICLE V.

INDEMNIFICATION; LIMITATION OF LIABILITY

5.01 Indemnification by LE. LE will defend, indemnify, and hold harmless SHMC and its Affiliates and their respective Representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits related to or arising out of: (i) the Shared Agreements, including LE Personnel’s actions and failure or act in connection therewith (collectively, “Shared Agreement Claims”), and (ii) this Agreement (together with the Shared Agreement Claims, “LE Claims”), except to the extent that such LE Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (i) a breach of any provision of this Agreement by SHMC; or (ii) any negligent act or omission, or willful misconduct of SHMC, its Affiliates, or their respective Representatives in performance of this Agreement. Without limiting the foregoing in any way, SHMC may, at its sole option, cost and expense, take control of any Shared Agreement Claim including, without limitation, the right to engage counsel of its own choice and to defend, prosecute compromise and settle any Shared Agreement Claim.

5.02 Indemnification by SHMC. SHMC will defend, indemnify, and hold harmless LE and its Affiliates, and their respective Representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits, that: (i) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of SHMC or its Affiliates during the performance of the Services, or (ii) relate to the intentional infringement of any copyright or trade secret by an Asset owned by SHMC or its Affiliates and used by SHMC in the performance of the Services (together, “SHMC Claims”). Notwithstanding the obligations set forth above in this Section 5.02, SHMC will not defend or indemnify LE, its Affiliates, or their respective Representatives to the extent that such SHMC Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (a) a breach of any provision of this Agreement by LE; (b) any negligent act or omission, or willful misconduct of LE, its Affiliates, or their respective Representatives in performance of this Agreement; or (c) with respect to infringement claims: (I) LE’s use of the Asset in combination with any product or information not provided by SHMC; (II) LE’s distribution, marketing or use for the benefit of third parties of the Asset; (III) LE’s use of the Asset other than as contemplated by this Agreement; or (IV) information, direction, specification or materials provided by or on behalf of LE. LE Claims and SHMC Claims are each individually referred to as a “Claim.”

5.03 Procedure. In the event of a Claim, the indemnified Party will give the indemnifying Party prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Article except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice the indemnifying Party will assume and will be entitled to control the defense of the Claim at its expense and through counsel of its choice, and will give notice of its intention to do so to the indemnified Party within 20 business days of the receipt of such notice from the indemnified Party. The indemnifying Party will not, without the prior written consent of the indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

5.04 Joint Claims. If any third-party claim, demand, litigation, or suit involves allegations for which both Parties may assert claims for defense and indemnity from each other under this Agreement (“Mixed Claims”); then LE shall defend both Parties and their Representatives from such Mixed Claims at LE’s sole reasonable expense, provided that SHMC may, upon written notice to LE, take control of the defense of such Mixed Claims.

5.05 Independent Obligation. The obligations of each Party to defend, indemnify and hold harmless, the other Parties’ Indemnified Parties under this Section are independent of each other and any other obligation of the Parties under this Agreement.

5.06 Limitation of Liability. EXCEPT FOR (I) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTIONS 5.01, 5.02, AND 5.03 AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, (II) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, AND (III) BREACH OF SECTION 1.11 (OWNERSHIP OF DATA AND OTHER ASSETS), IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF SHMC AND ITS AFFILIATES FOR ERRORS AND OMISSIONS IN THE SERVICES ARE LIMITED AS PROVIDED FOR IN SECTION 1.07 ABOVE, AND FOR ALL OTHER CLAIMS IN ANY MANNER RELATED TO THIS AGREEMENT ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES RECEIVED BY SHMC UNDER THIS AGREEMENT DURING THE SIX MONTHS PRECEDING THE DATE SUCH CLAIM AROSE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SHMC WILL NOT BE LIABLE FOR DAMAGES CAUSED BY SHMC’S VENDORS; HOWEVER, TO THE EXTENT PERMITTED IN A VENDOR AGREEMENT, SHMC WILL PASS THROUGH TO LE APPLICABLE RIGHTS AND REMEDIES UNDER THE RESPECTIVE VENDOR AGREEMENT.

ARTICLE VI.

MISCELLANEOUS

6.01 Expenses. In addition to the fees state herein, unless otherwise expressly stated herein, LE will reimburse SHMC for all other reasonable out-of-pocket expenses actually incurred in its performance of the Services (“Expenses”). To the extent reasonably practicable, SHMC will provide LE with notice of such Expenses prior to incurring them. If directed by SHMC, LE will pay directly any or all Vendors providing Services to or for the benefit of LE. The cost of all third-party Personnel used to perform the Services hereunder will be reimbursed by LE on a cost plus five percent (5%) basis. Except as otherwise provided for in this Agreement, each Party will bear its own expenses with respect to the transactions contemplated by this Agreement.

6.02 Vendor Agreements. The Parties anticipate that SHMC will be relying upon its and its Affiliates existing agreements with third parties (including the Shared Agreements) to provide certain of the Services described herein (“Vendor Agreements”) and that the Parties have assumed that SHMC’s and/or its Affiliates’ Vendor under each Vendor Agreement will permit SHMC and/or its Affiliates to procure goods, services and/or license software, as applicable under such Vendor Agreement, on behalf of LE, at no additional cost, as if LE were an affiliate of SHMC and/or its Affiliates under such Vendor Agreement, and will permit LE to procure such goods, services and/or licensed software directly from the Vendor, in the case of Shared Agreements. If: (a) SHMC’s or its Affiliates’ costs, fees, or expenses increase under the terms of such Vendor Agreements, or (b) the Vendor demands or is entitled to additional costs, fees, or expenses now or in the future, as a result of LE receiving benefits under such Agreement, then, in addition to all other amounts due hereunder, LE shall be liable for its proportionate share of all increased amounts under subsection (a) and all of the increased amounts under subsection (b), in each case as such amounts are determined by SHMC in Good Faith. SHMC will notify LE once it learns of any increased amounts due under the immediately foregoing sentence, and will work with the Vendor to try to mitigate such cost increase. To the extent any such Vendor Agreement includes early termination fees (or similar charges, “Termination Fees”), LE will be solely responsible for any such Termination Fees SHMC or its Affiliates incur as a result of the Separation of LE and/or LE ceasing to use the Services under this Agreement.

6.03 Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party, its Affiliates or its Personnel (each an “Electronic Resource”), in connection with this Agreement, then the Party on behalf of whom such access is given will ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of, such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access will limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of such Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s Personnel and any information obtained by such Party’s Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party will reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates, or its Personnel.

6.04 Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

6.05 Assignment. LE may not assign its rights or obligations under this Agreement without the prior written consent of SHMC, which consent may be withheld in SHMC’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by LE for which assignment SHMC’s prior written consent will be required. SHMC may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of LE; provided that any such assignment will not relieve SHMC of its obligations and liabilities hereunder. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

6.06 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.07):

If to SHMC, to:	Sears Holdings Management Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn.: Larry Meerschaert
Facsimile: (847) 286-4908
Email: Larry.Meerschaert@searshc.com

With a copy to:	Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn.: General Counsel
Facsimile: (847) 286-2471
Email: Dane.Drobny@searshc.com

If to LE, to:	Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: Brian Leek
Facsimile: (608) 935-4470
Email: Brian.Leek@landsend.com

With a copy to:	Lands’ End
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: General Counsel
Facsimile: 608-935-6550
Email: Karl.Dahlen@landsend.com

6.07 Publicity. All publicity regarding this Agreement is subject to Section 14.5 (Public Announcements) of the Separation Agreement.

6.08 Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including the provisions of Section 1.05 (Transition Services Shared Agreements), Section 1.11 (Ownership of Data and Other Assets), Article IV (Confidentiality), Article V (Indemnification; Limitation of Liability), Section 6.04 (Computer Access), Section 6.08 (Publicity), Section 6.13 (Equitable Relief), Section 6.15 (Fair Construction), Section 6.16 (No Agency), Section 6.17 (Construction and Interpretation), Section 6.19 (Dispute Resolution), and Section 6.20 (Governing Law; Jurisdiction) .

6.09 No Third Party Rights. Except for the indemnification rights under this Agreement of any SHMC or LE indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

6.10 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

6.11 Entire Agreement. This Agreement (including the Exhibits, Appendixes and Schedules hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

6.12 Equitable Relief. Each Party acknowledges that any breach by a Party of Section 4 (Confidential Information), Section 1.11 (Ownership of Data and Other Assets) and Section 6.04 (Computer Access) of this Agreement may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of the foregoing provisions, each Party and its Affiliates are entitled to seek equitable relief, including specific performance, and injunctive relief; in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 6.19 (Dispute Resolution) and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction. Any requirements for the securing or posting of any bond with such remedy are waived.

6.13 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

6.14 Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

6.15 No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between SHMC and LE and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

6.16 Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (7) references to $ or Dollars mean U.S. Dollars, and (8) “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

6.17 Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the SHC Board.

6.18 Dispute Resolution. Except as provided for in Section 6.13 (Equitable Relief), all Disputes related to this Agreement are subject to Article XI (Dispute Resolution) of the Separation Agreement.

6.19 Governing Law; Jurisdiction. (a) Governing Law. This Agreement and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed and enforced in accordance with, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Jurisdiction. Each of the Parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each Party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 6.07 (Notices).

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.20(c).

6.20 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

LANDS’ END, INC.	SEARS HOLDINGS MANAGEMENT CORPORATION

By:	By:
Name:	Name:
Its: Chief Executive Officer	Its:

For purposes of Section 1.13 only:

SEARS HOLDINGS MANAGEMENT CORPORATION, AS AGENT FOR KMART CORPORATION

By:
:	Name:
Its:

Appendix #1

GLOSSARY

Definitions. The following defined terms will have the meaning ascribed to them below. Other terms are defined in the body of this Agreement. All defined terms include the singular and the plural form of such terms.

(a) “Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to LE, its Subsidiaries, and (ii) with respect to SHMC SHC and its Subsidiaries; provided, however, that except where the context indicates otherwise, for purposes of this Agreement, from and after the Effective Time (1) no SHC Entity shall be deemed to be an Affiliate of any LE Entity and (2) no LE Entity shall be deemed to be an Affiliate of any SHC Entity.

(b) “Ancillary Agreements” has the meaning ascribed to it in the Separation Agreement.

(c) “Applicable Law” means all applicable common law, laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units that have jurisdiction in the given circumstances.

(d) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.

(e) “Competitor” has the meaning ascribed to it in the Separation Agreement.

(f) “Competitor Affiliates” has the meaning ascribed to it in the Separation Agreement.

(g) “Cross Default Agreements” means the Ancillary Agreements except the Co-Location and Services Agreement.

(h) “Dispute” has the meaning ascribed to it in the Separation Agreement.

(i) “Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

(j) “LE Entities” has the meaning ascribed to it in the Separation Agreement.

(k) “Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of the LE Entities shall not be deemed Personnel of the SHC Entities and the Personnel of the SHC Entities shall not be deemed Personnel of the LE Entities.

(l) “SHC” means Sears Holdings Corporation.

(m) “SHC Entities” has the meaning ascribed to it in the Separation Agreement.

(n) “Subsidiaries” has the meaning ascribed to it in the Separation Agreement.

(o) “Representatives” means Personnel, partners, shareholders, and members.

(p) “SHC Board” has the meaning ascribed to it in the Separation Agreement.

(q) “Stockholding Change” has the meaning ascribed to it in the Separation Agreement.

(r) “Vendor” means any third party provider contracted by SHMC or its Affiliates or, in the case of “Shared Agreements”, by LE.

Appendix #2

Transition Services

Service or Business Area	Services	Fees
Tax (Excludes Property Tax and Payroll Tax)

Fixed Fee Tax Services

1.      Federal income tax

a.      Prepare and coordinate filing return

b.      Prepare estimated tax and extension filings

c.      Prepare LIFO tax calculations

d.      Prepare supporting workpapers

e.      Prepare tax elections

f.       Foreign tax credit calculations/Form 5471 preparation

2.      State income tax

a.      Prepare and coordinate filing returns

b.      Prepare estimated tax and extension filings

c.      Prepare supporting workpapers

d.      Prepare tax allocations for periods when part of SHC unitary returns

3.      Financial Accounting

a.      Quarterly tax provision, effective tax rate calculations,
tax accounting journal entry support

b.      Analysis of uncertain tax positions and quarterly tax reserve calculations and journal entry support (if necessary)

c.      Tax footnote disclosures for Form 10-K and Form 10-Qs

d.      Return-to-accrual calculations and necessary journal entry support

4.      Sales and use tax

a.      Prepare and coordinate filing returns

b.      Maintain tax tables in POS system (if continue to use Sears POS system)

5.      Business license filings (state and local, not including state registrations of business name or LE entity)

6.      Gross receipts tax filings and accrual estimates

7.      Annual report/franchise tax filings

Fixed Fee Tax Services – Annual Fee Estimated tax (1b, 2b) $36,000 Other FIT (1a, c-f) $56,250 Other SIT (2a, c-d) $31,500 Fin Accting (3a-d) $57,000 Other (4-7) $146,440

Per-Hour Tax Services

1.      Audit support

2.      Preparation of accounting method changes

3.      $10,000 cash receipts reporting (when necessary; based on information provided by business)

4.      Federal excise tax return (if applicable)

5.      Maintain tax tables in POS system (if new POS system implemented)

6.      Register new locations for sales tax and business licenses

Per-Hour Tax Services $150/hour

Appendix #2 Page A – 1

Service or Business Area	Services	Fees

7.      IT/POS support for sales tax reporting

8.      Transition tax functions from SHMC to LE

Lands’ End Responsibilities

Anything not listed above as under the Fixed Fee or Per-Hour Tax Services headings, including:

1.      Foreign tax compliance/audits

2.      Tax legal services

3.      Tax software licenses (e.g., income tax reporting, sales tax) Use of software applications other than those used by SHMC may result in an increase in SHMC’s fees relating to those services.

4.      Providing data necessary to report any available employment-related tax credits (e.g., WOTC) either directly or through a third party

Service Cost Increases

If SHMC’s cost of service increase due to change in business or legal requirements, the fees herein will be equitably adjusted to reflect increase in SHMC costs to provide Services (if any).

Out-of-

Pocket Costs

Travel, and other expenses and third party fees charged-through at cost.

COMPLIANCE

Corporate Compliance	Provide the services of SHMC’s Ethics Hotline vendor for call answering and case management for LE’s Ethics Hotline.	$10,000 per year.

Global Compliance

Social compliance auditing of the factories producing merchandise for Lands’ End to ensure compliance with local law, Lands’ End policies with respect to issues such as child labor, wages, hours, benefits, pay, discrimination, harassment, environmental, health and safety.

Social compliance audits services include:

-Identify the audit cycle for each LE factory

-Invoice and collect payment for the audit before it is conducted

-Conduct regular audits according to the GC audit schedule

-Conduct supplemental audits as may be requested LE for follow up on compliance issues

-Send audit results to the vendor, factory, and LE after each audit

-Record the corrective action plan submitted by the vendor

-Discuss audit results with vendor/factory when requested by LE

Additional services would include:

-Use of the database for registration of LE vendors and factories

-Registration of the vendors/factories with LE brand for Sears.

-Managing a program to determining whether and when a LE factory may have basis for exemption from auditing

- Coverage under the Worker Safety programs

-Database reporting

-Live training services provided to LE vendors/factories on LE social compliance standards

-Prepare content for LE policy manuals

-Perform database research on LE factories when required to respond to media inquiries

$25,000 per year

Appendix #2 Page A – 2

Service or Business Area	Services	Fees
LOGISTICS & DISTRIBUTION
Transportation

Customer Direct Transportation

•    Direct-to-customer shipping services under SLS’s master agreement with Parcel Delivery Carrier

•    Returns pickup services from LE customers under SLS’s agreement with Customer Returns Carrier

At SLS’s cost. Annual volume rebates earned will be shared with LE as prior to Separation.

INVENTORY MANAGEMENT
Vendor Management

	Vendor On-Boarding Support	$1,100 per year, payable in monthly installments

	Financial Planning business support and technical support	$1,500 per year, payable in monthly installments

IT SERVICES
Software and Data Services	• LE Subscription and Support (S&S) for existing non-operating system software • LE new software purchases and 37 months of S&S	$631,741.04 (plus tax) per year, payable in monthly installments

	Mainframe License Charge (MLC): Currently paid through 11/30/14 • These monthly charges cover LE’s mainframe capacity usage	$133,501/mo. (plus tax) Subject to increase or decrease based on actual mainframe capacity usage.

	Software Maintenance Services continue through 9/30/15 • These charges are for software maintenance on operating system products.	$65,651.59 (plus tax) per year, payable in monthly installments

Appendix #2 Page A – 3

Appendix #3

EFFECTIVE DATE

Appendix #4

CONTACT PERSONS

For Lands’ End:

Brian Leek

Brian.Leek@landsend.com

Fax: (608) 935-4470

For Sears Holdings Management Corp.:

Larry Meerschaert

Larry.Meerschaert@searshc.com

Fax: (847) 286-4908

Appendix #5

SHARED AGREEMENTS

SHMC’s current agreements to be extended to LE for performance of the following described services:

Contract	Current Contract End Date	Contract will continue to be made available to LE for use beyond the TSA Service Period?
Contract for small package customer delivery	3/28/2015, plus renewals	Yes
Contract for customer returns parcel pickup and transportation	10/21/2016	No
Contract for Software licensing and maintenance (operating system and non-operating system); mainframe data processing capacity and usage	9/30/2015; 10/31/2015	Yes
Contract for software licensing and maintenance services; business software for a wide range of applications and database products	12/21/2015	No
Contract for employee travel – car rental	1/31/2015	No
Contract for customer large item delivery service	7/31/2015	No
Contract for employee Relocation Services	6/28/2015	No
Contract for employee travel—airline	11/30/2014	No
Contract for employee travel—airline	10/31/2015	No
Contract for employee travel—airline	12/31/2014	No
Contract for employee travel – Hotel RFP execution and rate audit services	9/30/2016	No
Contract for social media business website subscription and services	2/28/2015	No
Contract for specialty consumer marketing data analysis service	3/31/2015	No

Contract for employee outplacement support services	3/31/2016	No
Contract for state-specific sales tax software license	12/31/2014	No
Contract for print materials and printing services, including pre-press creative services, photography for print production, catalog production, forms and labels, freight to postal system	1/31/2017	Yes
Contract for print materials and print production, catalogs, direct mail production, freight to postal system	12/31/2015	No
Contract for network hardware and software maintenance services including on-site support	6/30/2014	No
Contract for software hosting and services of web analytics and reporting providing website traffic data at various levels	None	No
Contract for software as a service providing access to test and optimization software for use on websites for performing testing and optimization of online campaigns	None	No

Contract for marketing technology and services to manage audience, personalize consumer experiences, and create customer relationships. Includes customer data integration, multichannel marketing services, infrastructure management services and consulting. Also provides segmentation products, domestic fraud and risk mitigation products and online advertising products.

	1/31/2016	No